Exhibit 99.1
News Release
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
Record Revenue Drives Air Products’ Second Quarter EPS from Continuing Operations
Up 19% to $1.02; Company Raises Full-Year EPS Guidance
Access the Q2 earnings teleconference today at 10:00 a.m. EST by calling (913) 981-5542 and entering passcode 4546519, or listen on the Web at: www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm.
LEHIGH VALLEY, Pa. (April 25, 2007) — Air Products (NYSE:APD) today reported net income of $228 million, or diluted earnings per share (EPS) of $1.02, for its second fiscal quarter ended March 31, 2007. On a continuing operations basis, net income increased 16 percent and diluted EPS was up 19 percent compared with the prior year.
Record second quarter revenue of $2,473 million was up 11 percent from the prior year on strong volumes across the company. Operating income of $325 million was up 15 percent versus the prior year.
John Jones, chairman and chief executive officer, said, “This was another excellent quarter, capping off a great first half to our fiscal year. We again delivered strong volume performance, with our Merchant Gases, Tonnage Gases and Electronics and Performance Materials businesses leading the way, and we drove productivity to our bottom line. Most importantly, we again made a meaningful improvement in our return on capital versus last year. We also announced a strategic acquisition in Poland to build our resources and capabilities in a high growth region.”
Individual Business Segment Performance

Air Products’ fiscal 2007 second quarter results for its six segments were:
•	Merchant Gases sales of $785 million were up 17 percent and operating income of $141 million increased 23 percent over the prior year on strong volumes across most end-use industries and in all regions, and improved pricing.

•	Tonnage Gases sales of $607 million were up 14 percent and operating income of $81 million increased four percent over the prior year, driven by volume growth from new refinery hydrogen plants and higher loading, partially offset by higher plant turnaround and maintenance costs related to customer outages.

•	Electronics and Performance Materials sales of $551 million were up 17 percent and operating income of $58 million increased 23 percent over the prior year on higher volumes. Electronics sales were driven by significantly higher equipment sales and tonnage revenue from new investments, while Performance Materials sales increased due to an acquisition and improved volumes in Asia and Europe.

•	Equipment and Energy sales of $132 million were down 25 percent and operating income of $16 million was down 18 percent compared to the prior year, reflecting the expected slowing of activity. The company received one new liquefied natural gas heat exchanger order during the quarter.

•	Healthcare sales of $157 million were up 15 percent driven by contract wins in Europe. Operating income of $7 million was up from the prior year on strength in Europe, particularly the U.K. and Spain.

•	Chemicals sales of $243 million were down two percent and operating income of $23 million was down eight percent, primarily due to the prior year divestiture of a polyurethane intermediates plant.
Outlook

Looking forward, Jones said, “We expect a strong finish to fiscal 2007, driven by continued volume growth in manufacturing and energy markets, along with our continued focus on productivity and margin expansion. We are raising our EPS guidance to a range of $4.12 to $4.20 per share, representing 18 to 20 percent* year-on-year earnings growth.”
The company currently anticipates fiscal third quarter EPS in the range of $1.03 to $1.07 per share, or 14 to 19 percent year-on-year earnings growth.
Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment and is listed in the Dow Jones Sustainability and FTSE4Good Indices. The company has annual revenues of $9 billion, operations in over 40 countries, and over 20,000 employees around the globe. For more information, visit www.airproducts.com.
NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this presentation regarding important risk factors. Actual performance and financial results may differ materially from those expressed in the forward-looking statements because of many factors, including those specifically referenced as future events or outcomes that the company anticipates as well as, among other things, overall economic and business conditions different than those currently anticipated and demand for Air Products’ goods and services during that time; competitive factors in the industries in which it competes; interruption in ordinary sources of supply; the ability to recover unanticipated increased energy and raw material costs from customers; uninsured litigation judgments or settlements; changes in government regulations; consequences of acts of war or terrorism impacting the United States’ and other markets; the effects of a pandemic or epidemic or a natural disaster; charges related to portfolio management and cost reduction actions; the success of implementing cost reduction programs and achieving anticipated acquisition synergies; the timing, impact and other uncertainties of future acquisitions or divestitures or unanticipated contract terminations; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of tax and other legislation and regulations in jurisdictions in which Air Products and its affiliates operate; the impact of new financial accounting standards; and the timing and rate at which tax credits can be utilized. The company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this presentation to reflect any change in the company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

*This press release contains non-GAAP measures which adjust prior year results to exclude the impact of the 2006 global cost reduction plan. The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which the company’s management uses internally to evaluate the company’s baseline performance. Presented below is a reconciliation of reported results to non-GAAP measures.

YTD
Diluted EPS-
Continuing
Operations

FY07 Forecast	$4.12-$4.20
FY06 GAAP	$3.29

% Change GAAP	25%-28%

FY06 GAAP	$3.29
Global Cost Reduction Plan	.21

FY06 Non-GAAP Measure	$3.50

FY07 Forecast	$4.12-$4.20
FY06 Non-GAAP Measure	$3.50

% Change Non-GAAP	18%-20%

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(Millions of dollars, except for share data)

	Three Months Ended		Six Months Ended
	31 March		31 March
	2007	2006	2007	2006

SALES	$2,473.3	$2,229.5	$4,905.8	$4,245.3
COSTS AND EXPENSES
Cost of sales	1,824.4	1,667.7	3,612.9	3,159.4
Selling and administrative	293.1	271.8	577.5	522.7
Research and development	35.1	37.5	69.9	75.1
Gain on sale of a chemical facility	—	(70.4)	—	(70.4)
Impairment of loans receivable	—	65.8	—	65.8
Other (income) expense, net	(4.0)	(25.5)	(11.5)	(43.4)

OPERATING INCOME	324.7	282.6	657.0	536.1
Equity affiliates’ income	32.4	24.3	62.5	52.1
Interest expense	37.8	25.3	76.9	51.6

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND MINORITY INTEREST	319.3	281.6	642.6	536.6
Income tax provision	84.3	74.9	169.4	142.0
Minority interest in earnings of subsidiary companies	7.4	10.2	15.3	16.3

INCOME FROM CONTINUING OPERATIONS	227.6	196.5	457.9	378.3
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	7.5	—	6.4

NET INCOME	$227.6	$204.0	$457.9	$384.7

BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$1.05	$.88	$2.11	$1.70
Income from discontinued operations	—	.04	—	.03

Net Income	$1.05	$.92	$2.11	$1.73

DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$1.02	$.86	$2.05	$1.66
Income from discontinued operations	—	.03	—	.03

Net Income	$1.02	$.89	$2.05	$1.69

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING (in millions)	216.5	222.8	216.6	222.4

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING ASSUMING DILUTION (in millions)	223.4	228.5	223.4	227.9

DIVIDENDS DECLARED PER COMMON SHARE – Cash	$.38	$.34	$.72	$.66

Other Data from Continuing Operations:
Capital Expenditures	$276.7	$639.4	$517.1	$944.0
Depreciation and Amortization	200.5	185.1	402.2	367.6

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Millions of dollars)

	31 March	30 September
	2007	2006

ASSETS

CURRENT ASSETS
Cash and cash items	$37.3	$35.2
Trade receivables, less allowances for doubtful accounts	1,658.0	1,564.7
Inventories and contracts in progress	717.3	701.1
Prepaid expenses	227.2	55.1
Other receivables and current assets	268.9	256.5

TOTAL CURRENT ASSETS	2,908.7	2,612.6

INVESTMENTS IN NET ASSETS OF AND ADVANCES TO EQUITY AFFILIATES	796.2	728.3
PLANT AND EQUIPMENT, at cost	14,198.6	13,590.3
Less accumulated depreciation	7,862.9	7,428.3

PLANT AND EQUIPMENT, net	6,335.7	6,162.0

GOODWILL	1,009.9	989.1
INTANGIBLE ASSETS, net	111.2	113.0
OTHER NONCURRENT ASSETS	716.3	575.7

TOTAL ASSETS	$11,878.0	$11,180.7

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Payables and accrued liabilities	$1,506.6	$1,655.1
Accrued income taxes	146.3	98.7
Short-term borrowings and current portion of long-term debt	609.4	569.6

TOTAL CURRENT LIABILITIES	2,262.3	2,323.4

LONG-TERM DEBT	2,704.5	2,280.2
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES	682.7	642.0
DEFERRED INCOME TAXES	773.6	833.1

TOTAL LIABILITIES	6,423.1	6,078.7

MINORITY INTEREST IN SUBSIDIARY COMPANIES	178.4	178.0

TOTAL SHAREHOLDERS’ EQUITY	5,276.5	4,924.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,878.0	$11,180.7

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Millions of dollars)

	Six Months Ended
	31 March
	2007	2006

OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net Income	$457.9	$384.7
Income from discontinued operations, net of tax	—	(6.4)

Income from Continuing Operations	457.9	378.3
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	402.2	367.6
Deferred income taxes	6.9	(13.8)
Undistributed earnings of unconsolidated affiliates	(42.2)	(33.6)
Loss (gain) on sale of assets and investments	1.1	(12.4)
Gain on a sale of a chemical facility	—	(70.4)
Impairment of loans receivable	—	65.8
Share-based compensation	31.4	37.0
Noncurrent capital lease receivables	(42.9)	(58.1)
Other	12.5	61.3
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(69.7)	3.3
Inventories	(13.3)	(63.3)
Contracts in progress	7.2	(31.0)
Prepaid expenses	(164.6)	(21.6)
Payables and accrued liabilities	(232.1)	(138.6)
Other	27.0	75.9

CASH PROVIDED BY OPERATING ACTIVITIES (a)	381.4	546.4

INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to plant and equipment (b)	(494.8)	(807.6)
Acquisitions, less cash acquired	(20.0)	(127.0)
Investment in and advances to unconsolidated affiliates	(1.5)	(8.3)
Proceeds from sale of assets and investments	15.6	191.9
Proceeds from insurance settlements	14.9	35.8
Other	.7	(2.2)

CASH USED FOR INVESTING ACTIVITIES	(485.1)	(717.4)

FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Long-term debt proceeds	461.3	280.3
Payments on long-term debt	(48.0)	(127.0)
Net (decrease) increase in commercial paper and short-term borrowings	(33.6)	103.6
Dividends paid to shareholders	(147.5)	(142.2)
Purchase of Treasury Stock	(255.2)	—
Proceeds from stock option exercises	103.9	60.8
Excess tax benefit from share-based compensation/other	22.6	9.2

CASH PROVIDED BY FINANCING ACTIVITIES	103.5	184.7

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Unaudited)
(Millions of dollars)

	Six Months Ended
	31 March
	2007	2006

DISCONTINUED OPERATIONS
Cash provided by operating activities	—	6.5
Cash used for investing activities	—	(2.4)
Cash used for financing activities	—	—

CASH PROVIDED BY DISCONTINUED OPERATIONS	—	4.1

Effect of Exchange Rate Changes on Cash	2.3	.3

Increase in Cash and Cash Items	2.1	18.1
Cash and Cash Items — Beginning of Year	35.2	55.8

Cash and Cash Items — End of Period	$37.3	$73.9

(a)	Pension plan contributions in 2007 and 2006 were $255.9 and $112.8, respectively.

(b)	Excludes capital lease additions of $.8 and $1.1 in 2007 and 2006, respectively. Includes $297.2 for the repurchase of cryogenic vessel equipment in 2006.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Millions of dollars)
1. ACQUISITION PENDING
On 8 January 2007, the Company announced it had reached a definitive agreement with The Linde Group to acquire the industrial gas business of BOC Gazy Sp z o. o. for 370 million Euros. The transaction has received all necessary regulatory approvals as of 18 April 2007 and is now subject to customary contractual closing conditions. Linde was required to sell BOC Gazy as a condition of regulatory approval of its purchase of The BOC Group plc in September 2006. The BOC Gazy business had fiscal year 2006 sales of approximately 126 million Euros. The business has approximately 750 employees, five major industrial gas plants, and six cylinder transfills serving customers across a diverse range of industries, including chemicals, steel and base metals, among others.
2. DISCONTINUED OPERATIONS
In March 2006, the Company announced it was exploring the sale of its Amines and Polymers businesses as part of the Company’s ongoing portfolio management activities. The Company sold its Amines business to Taminco N.V. on 29 September 2006. Accordingly, the Amines business is being accounted for as discontinued operations and the consolidated financial statements for prior periods have been adjusted to reflect this presentation.
3. GAIN ON SALE OF A CHEMICAL FACILITY
On 31 March 2006, as part of its announced restructuring of its Polyurethane Intermediates business, the Company sold its dinitrotoluene (DNT) production facility in Geismar, Louisiana, to BASF Corporation for $155.0. The Company wrote off the remaining net book value of assets sold, resulting in the recognition of a gain of $70.4 ($42.9 after-tax, or $.19 per share) on the transaction. The Air Products industrial gas facilities at this same location were not included in this transaction and continue to produce and supply hydrogen, carbon monoxide, and syngas to customers.
4. IMPAIRMENT OF LOANS RECEIVABLE
In the second quarter of 2006, the Company recognized a loss of $65.8 ($42.4 after-tax, or $.19 per share) for the impairment of loans receivable from a long-term supplier of sulfuric acid, used in the production of DNT for the Company’s Polyurethane Intermediates business. To facilitate the supplier’s ability to emerge from bankruptcy in June 2003 and continue to supply product to the Company, the Company and other third parties agreed to participate in the supplier’s financing. Subsequent to the initial financing, the Company and the supplier’s other principal lender executed standstill agreements which temporarily amended the terms of the loan agreements, primarily to allow the deferral of principal and interest payments. Based on events occurring within the second quarter of 2006, management concluded that the Company would not be able to collect any amounts due. These events included the Company’s announcement of its plan to restructure its Polyurethane Intermediates business and notification to the supplier of the Company’s intent not to enter into further standstill agreements.
5. PURCHASE OF CRYOGENIC VESSEL EQUIPMENT
On 31 March 2006, the Company exercised its option to purchase certain cryogenic vessel equipment for $297.2, thereby terminating an operating lease originally scheduled to end 30 September 2006. The Company originally sold and leased back this equipment in 2001, resulting in proceeds of $301.9 and recognition of a deferred gain of $134.7, which was included in other noncurrent liabilities. In March 2006, the Company recorded the purchase of the equipment for $297.2 and reduced the carrying value of the equipment by the $134.7 deferred gain derived from the original sale-leaseback transaction.

6. SHARE REPURCHASE PROGRAM
In March 2006, the Board of Directors approved a $1,500 share repurchase program. The Company began the share repurchase program in the third quarter of 2006 and purchased 7.7 million of its outstanding shares at a cost of $496.1 during 2006. The Company expects to complete an additional $500 of the program during fiscal year 2007 and during the six months ended 31 March 2007 purchased 3.5 million of its outstanding shares at a cost of $247.4.
7. HURRICANES
In the fourth quarter of 2005, the Company’s New Orleans industrial gas complex sustained extensive damage from Hurricane Katrina. Other industrial gases and chemicals facilities in the Gulf Coast region also sustained damages from Hurricanes Katrina and Rita in fiscal 2005.
Operating income for the three and six months ended 31 March 2006 included a net gain of $19.9 and $27.2, respectively, related to insurance recoveries net of property damage and other expenses incurred. During the three and six months ended 31 March 2006, the Company collected insurance proceeds of $10.8 and $35.8, respectively. The Company estimated the impact of business interruption at $(5.2) and $(31.2) for the three and six months ended 31 March 2006, respectively.
A table summarizing the estimated impact of the Hurricanes for the three and six months ended 31 March 2006 is provided below:

	Three Months Ended	Six Months Ended
	31 March 2006	31 March 2006

Insurance Recoveries Recognized	$24.0	$36.2
Property Damage/Other Expenses	(4.1)	(9.0)

	$19.9	$27.2
Estimated Business Interruption	(5.2)	(31.2)

Total Estimated Impact	$14.7	$(4.0)

The Company closed-out its insurance claim related to the Hurricanes by the end of fiscal 2006. In the first quarter of 2007, the Company collected $19.1 of insurance proceeds. Operating income for the three and six months ended 31 March 2007 was not impacted except for higher depreciation expense of $1.4 and $2.8, respectively.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)
(Millions of dollars)

	Three Months Ended		Six Months Ended
	31 March		31 March
	2007	2006	2007	2006

Revenues from external customers
Merchant Gases	$784.5	$669.2	$1,524.5	$1,291.3
Tonnage Gases	606.5	531.1	1,211.0	1,063.7
Electronics and Performance Materials	550.9	469.7	1,060.8	886.5
Equipment and Energy	131.8	174.8	327.4	268.6
Healthcare	157.1	136.3	312.9	271.8
Chemicals	242.5	248.4	469.2	463.4

Segment and Consolidated Totals	$2,473.3	$2,229.5	$4,905.8	$4,245.3

Operating income
Merchant Gases	$141.2	$115.1	$280.4	$220.4
Tonnage Gases	81.0	78.2	169.8	152.0
Electronics and Performance Materials	57.7	46.8	108.6	85.3
Equipment and Energy	16.4	20.0	43.2	34.5
Healthcare	7.0	(1.8)	16.4	16.2
Chemicals	23.3	25.3	42.2	34.2

Segment Totals	326.6	283.6	660.6	542.6
Other	(1.9)	(1.0)	(3.6)	(6.5)

Consolidated Totals	$324.7	$282.6	$657.0	$536.1

Equity affiliates’ income
Merchant Gases	$23.3	$21.1	$44.4	$42.8
Chemicals	4.9	2.2	7.7	4.8
Other Segments	4.2	1.0	10.4	4.5

Segment and Consolidated Totals	$32.4	$24.3	$62.5	$52.1

(Millions of dollars)

	31 March	30 September
	2007	2006

Identifiable assets (a)
Merchant Gases	$3,477.7	$3,283.2
Tonnage Gases	2,822.0	2,803.0
Electronics and Performance Materials	2,425.0	2,334.5
Equipment and Energy	316.9	304.4
Healthcare	895.0	856.5
Chemicals	556.7	579.8

Segment Totals	10,493.3	10,161.4
Other	588.5	291.0

Consolidated Totals	$11,081.8	$10,452.4

(a)	Identifiable assets are equal to total assets less investments in and advances to equity affiliates.

Media Inquiries:
     Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com.
Investor Inquiries:
     Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.